Exhibit 10.2

FORM OF LOCK-UP AGREEMENT

[●], 2019

Vical Incorporated

10390 Pacific Center Court

San Diego, CA 92121-4340

Attention: Vijay Samant

Email: vbsamant@vical.com

Brickell Biotech, Inc.

5777 Central Avenue, Suite 102

Boulder, CO 80301

Attention: Andrew Sklawer

Email: asklawer@brickellbio.com

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (a) Vical Incorporated, a Delaware corporation (“Parent”) has entered into an Agreement and Plan of Merger and Reorganization, dated as of [            ], 2019, with Brickell Biotech, Inc., a Delaware corporation (the “Company”) and Victory Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) pursuant to which Merger Sub will be merged with an into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; and (ii) in connection with the Merger, the Stockholder will receive shares of common stock, $0.01 par value (“Common Stock”) of Parent. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

As a material inducement to the willingness of each of the Parties to enter in to the Merger Agreement, and for other good and valuable consideration, the Stockholder hereby agrees that, for a period of 180 days after the Effective Time (the “Restricted Period”), it will not, directly or indirectly, subject to the exceptions set forth in this letter agreement: (a) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, pledge, transfer, assign, or otherwise dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Stockholder or any affiliate of the Stockholder or any person in privity with the Stockholder or any affiliate of the Stockholder) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, including Common Stock or such other securities which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Parent which may be issued upon exercise of a stock option or warrant (collectively, the “Stockholder’s Shares”), or (b) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, or, in the case of each of (a) and (b), publicly announce an intention to effect any such transaction; provided, however, that notwithstanding the foregoing, restrictions of this letter shall not prohibit such Stockholder from transfers or dispositions (a) as charitable gifts or donations, (b) to any trust for the direct or indirect benefit of Stockholder or the immediate family of the Stockholder, (c) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediately family of the Stockholder, (d) to limited partners, members, or securityholders of the Stockholder, (e) to the Stockholder’s affiliates or to any investment fund or other entity controlled (directly or indirectly) or managed by the Stockholder, (f) that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, or (g) not involving a change in beneficial ownership; provided, in each case, that any such transferee agrees in writing to the same restrictions applicable to the Stockholder in this letter and either the Stockholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such transfer); provided, further, that in each case no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or a filing of a Form 5 made after the expiration of the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin. For the avoidance of doubt, in no event shall the terms of this Lock-Up Agreement apply to any shares purchased in the public market following the Effective Time.

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Stockholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

The Stockholder understands that each of Parent and the Company is relying upon this letter agreement in proceeding toward the consummation of the Merger. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

STOCKHOLDER:

Name:

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